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                          February 22, 2022

       Jun Pei
       Chief Executive Officer
       Cepton, Inc.
       399 West Trimble Road
       San Jose, California 95131

                                                        Re: Cepton, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed February 11,
2022
                                                            File No. 333-262667

       Dear Dr. Pei:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Ryan Coombs